HAEMACURE CORPORATION

                          THIRD SHAREHOLDERS AGREEMENT



     THIS THIRD SHAREHOLDERS AGREEMENT (the "Agreement") is made and entered into as of the 15th day of June, 1999, by and among INVESTISSEMENTS BIOCAPITAL, a limited partnership formed under the laws of the Province of Quebec, Canada ("BioCapital"), MULTIPEDE HOLDINGS INC., a corporation incorporated under the laws of Canada ("Multipede"), FONDS DE SOLIDARITE DES TRAVAILLEURS DU QUEBEC (F.S.T.Q.), a corporation incorporated under the laws of the Province of Quebec, Canada ("Fonds"), INDUSTRIES DEVMA INC., a corporation incorporated under the laws of the Province of Quebec, Canada ("Devma"), and ZLB CENTRAL LABORATORY BLOOD TRANSFUSION SERVICE SRC, a foundation organized under the laws of Switzerland ("ZLB").

                                    RECITALS

     WHEREAS, BioCapital, Multipede, Fonds and Devma are collectively referred to herein as the "Significant Shareholders" and individually as a "Significant Shareholder" and the Significant Shareholders and ZLB are collectively referred to herein as the "Shareholders" and individually as a "Shareholder";

     WHEREAS, the stated capital of Haemacure Corporation, a corporation incorporated under the laws of Canada (the "Company") consists of an unlimited number of common shares and an unlimited number of preferred shares (collectively, the "Shares" and individually, a "Share");

     WHEREAS, the Significant Shareholders are parties to a Shareholders Agreement dated June 20, 1996 (the "First Shareholders Agreement") and the Shareholders are party to a Second Shareholders Agreement dated July 31, 1998, as amended October 26, 1998 (the "Second Shareholders Agreement");

     WHEREAS, pursuant to the terms of a Subscription Agreement dated July 31, 1998 between ZLB and the Company (the "First Subscription Agreement"), ZLB has purchased and currently owns 811,605 Shares of the Company;

     WHEREAS, pursuant to the terms of a Second Subscription Agreement between ZLB and the Company (the "Second Subscription Agreement"), ZLB will subscribe for and purchase an additional number of Shares from the Company;

     WHEREAS, pursuant to the terms of a Licensing Agreement between the Company and ZLB (the "Licensing Agreement"), the Company is granting ZLB a non-exclusive world-wide license to the Company's patents and technology relating to a fibrin sealant project known as Hemaseel HMN, the result of which allows both ZLB and the Company to market this product and its derivatives (the Products"); and

     WHEREAS, in light of the investment in the Company by ZLB pursuant to the First Subscription Agreement and the proposed additional investment in the Company by ZLB pursuant to the Second Subscription Agreement, and in light of the change in the relationship between ZLB and the Company resulting from the Licensing Agreement, and because the parties desire to provide for stability in the composition of the Board of Directors of Company (the "Board"), the parties hereto believe it is in their mutual best interests to enter into an agreement on certain matters on the terms and conditions set forth below.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, and as an inducement to ZLB to execute the Subscription Agreement and ZLB and the Company to execute the License Agreement, the parties to this Agreement hereby mutually covenant and agree as follows:

     1.  Representation on the Board.

         (a) Number. The Shareholders shall vote their respective Shares to maintain the number of directors of the Company at nine (9).

         (b) Voting of Shares. Subject to all of the provisions of Section 1 listed below, the Shareholders shall vote their respective Shares so that each Shareholder or, if such Shareholder is Fonds or BioCapital, then BioCapital Group (as defined in Section l.(c)), shall be entitled to appoint one (1) representative on the Board for each block of 10% held by it in the issued and outstanding common shares (computed on a fully diluted basis) of the capital stock of the Company.

         (c) BioCapital Group. For the purposes of Section 1.(b) only, Fonds and BioCapital (collectively, the "BioCapital Group") shall be considered as one Shareholder and their respective shareholdings shall be combined for the purpose of computing the percentage of common shares held in the Company. None of the other Shareholders shall be entitled to combine their respective shareholdings for the purpose of computing their percentage of common shares held in the Company.

         (d) ZLB. Notwithstanding Section l.(b) and until the earlier of (i) ZLB's termination of or failure to supply the Products pursuant to the Licensing Agreement and that certain Supply Agreement of even date herewith between ZLB and Company, or (ii) the Company completes a secondary offering of its Shares for greater than USD $10,000,000 (a "Triggering Event") occurs, the Shareholders shall vote their respective Shares so that ZLB shall be entitled to appoint three (3) representatives on the Board. Upon the occurrence of Triggering Event, the Shareholders shall vote their respective Shares so that ZLB shall be entitled to appoint a ZLB Appointed Director for each block of 10% held by ZLB of the then-issued and outstanding common shares (computed on a fully diluted basis) of the capital stock of the Company, provided that the restrictions of this
     Section 1.(b) shall apply.

         (e) Multipede. Notwithstanding Section 1.(b) and until the earlier of the Triggering Event described in Section l.(d)(ii) above occurs, the Shareholders shall



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


     vote their respective Shares so that Multipede shall be entitled to appoint one (1) representative on the Board.

         (f) Removal. Notwithstanding Section 1.(b), until the earlier of the registration of the common shares of the Company on a registered exchange in the United States or the 2000 Annual General Meeting of Shareholders, the Shareholders (i) shall not remove any director who was elected pursuant to this Section 1, and (ii) shall not remove the Chief Executive Officer of Company as of the date hereof.

     2.  U.S. Exchange Listing

         (a) The Shareholders agree to undertake to consent to or otherwise use all necessary actions requested of them to seek a listing of the Company's common shares on a nationally recognized stock exchange or over-the-counter market in the United States at a commercially advisable time, contemplated to be within six months following the date of this Agreement.

         (b) ZLB agrees not to offer or sell any of the common shares that are the subject of this Agreement for a period of 6 months after issuance of the Shares the subject of this Agreement (the "First 6 Months") and further agrees that for a period of 6 months following the First 6 Months, ZLB shall not offer or sell its Shares without first offering such shares to the other Shareholders. If the other Shareholders elect not to purchase such shares, ZLB will have 30 days to complete the sale on terms no more favorable than those offered to the other Shareholders, failing which, the foregoing sale provisions will again apply to any proposed sale. The terms of any planned sale during the first 12 Months after issuance of the Shares are first disclosed to the board of directors.

     3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, transferees, assigns, heirs, legatees, executors, personal representatives.

     4. Applicable Law. The validity, construction, enforcement and effect of this Agreement shall be governed by the laws of Quebec, Canada.

     5.  Effective  Date.  This  Agreement  shall  become   effective  upon  and
conditioned upon the execution of the Second Subscription Agreement by ZLB and the Company.

     6.  Counterparts.   This   Agreement  may  be  executed  in   one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7. Complete Agreement. Except with respect to the Shareholders Agreement, which shall remain in full force and effect except as provided in Section 1 of the Second Shareholders Agreement, and except with respect to the First Subscription Agreement and the Second Subscription Agreement, this Agreement supersedes all prior agreements or understandings (including but not limited to the Second Shareholder Agreement except as set forth herein) between the parties or any of them respecting the Shares.



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


     8. Provisions Severable. If any provision of this Agreement shall be found to be invalid under the laws of any jurisdiction, such invalid provision shall be deemed severed from this Agreement, and shall not affect the validity of any other provision of this Agreement, which shall be interpreted and enforced in a manner which gives full effect to the intention of the parties as expressed herein.

     9. Amendment or Termination. This Agreement may be amended, modified, superseded or terminated, and any of the terms may be waived, only by a written instrument executed by all of the Shareholders or, in the case of a waiver, by whichever party is waiving compliance.

     10. Notice. Every notice or request required or permitted herein to be given to any of the parties hereto shall be in writing and telecopied or delivered to the parties at each party s most recent address as reflected in Company's records. Any such notice delivered by hand or by telecopier shall be deemed to have been received at the time of confirmed transmission, in the case of a transmission by telecopier, or at the time of delivery, if delivered by hand.

     11. Headings. The headings for the Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

     12. Agreement Drafted by Company's Counsel. The parties hereto acknowledge that Company's United States counsel, Foley & Lardner, prepared this Agreement on behalf of and in the course of their representation of Company and that the Shareholders considered the advisability of consulting with independent legal counsel.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                INVESTISSEMENTS BIOCAPITAL,
                                Limited Partnership


                                By: /s/  N. Balthazard
                                   -----------------------------------------
                                    N. Balthazard
                                Title: President and Chief Executive Officer


                                MULTIPEDE HOLDINGS INC.


                                By: /s/  M. Paquin
                                   -----------------------------------------
                                    M. Paquin
                                Title: President



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


                                FONDS DE SOLIDARITE DES TRAVAILLEURS DU
                                QUEBEC (F.T.Q.)


                                By: /s/  Jacques Simoneau, ing.Ph.D.
                                   -----------------------------------------
                                    Jacques Simoneau, ing.Ph.D.
                                Title: Vice-president de groupe aux
                                         investissements technologiques


                                INDUSTRIES DEVMA INC.


                                By:
                                   -----------------------------------------
                                Title:


                                ZLB CENTRAL LABORATORY
                                BLOOD TRANSFUSION SERVICE SRC



                                By: /s/  M. Baronian
                                   -----------------------------------------
                                    M. Baronian
                                Title: President and Chief Executive Officer


                                By: /s/  Dr. O. Schoch
                                   -----------------------------------------
                                    Dr. O. Schoch
                                Title: Chairman of the Board



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